Exhibit 10.8

                               OPTION TO PURCHASE


     THIS OPTION TO PURCHASE is made this 29th day of January, 1999, between PACIFIC AEROSPACE & ELECTRONICS, INC., a Washington corporation ("Seller"), and DONALD A. WRIGHT ("Buyer").

     1. Grant of Option. In consideration of Buyer's employment with Seller, Seller grants to Buyer the exclusive right and option to purchase the following described property (the "Property"):

     Unit 4, Confluence Park Condominium, established under declaration recorded with the Auditor for Chelan County, Washington, under Document No. 2040202.

     This option shall also include the exclusive right to use the limited common elements identified as the two (2) parking spaces in the existing garage upon and subject to the terms of the aforementioned declaration (the "Declaration") for Confluence Park Condominium (the "Condominium").

     2. Exercisability and Term. This option shall first become exercisable upon the earlier to occur of the following: (i) February 1, 2000, or (ii) the date (the "Cessation Date") upon which the employment relationship between Seller and Buyer ceases for any reason (other than because of the death of the Buyer). The term of this option shall extend until, and shall expire upon, the date that is ten (10) business days after the Cessation Date. In the event that this option is not exercised after it becomes exercisable and before it expires, or in the event of the death of the Buyer prior to such exercise, this option shall expire.

     3. Purchase Price. The purchase price for the Property shall be: (i) Three Hundred Fifty Thousand Dollars ($350,000) if this option is exercised prior to February 1, 2001; (ii) Three Hundred Thousand Dollars ($300,000), if this option is exercised on or after February 1, 2001, but prior to February 1, 2002; (iii) Two Hundred Fifty Thousand Dollars ($250,000) if this option is exercised on or after February 1, 2002. The purchase price shall be payable in cash on the Closing Date provided herein.

     4. Closing. This option shall be deemed exercised on the date Seller receives a written notice of exercise from Buyer in the manner specified for notices in this option. Closing shall occur within sixty (60) days of the date of Buyer's notice of exercise (the "Closing Date"). Title to the Property shall be conveyed to the Buyer by statutory warranty deed subject to easements, reservations, restrictions, covenants and conditions of record, including, without limitation, the terms and provisions of the Declaration and the survey map and plans recorded in conjunction therewith; taxes and assessments, general and special, not due and payable as of the Closing Date; Condominium association assessments not due and payable on the Closing Date; rights of the public to parts, if any, lying in streets and rights-of-

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way; rights reserved in federal patents or state deeds; building and use restrictions general to the district in which the Condominium is located; and building and zoning regulations applicable to the Condominium. Any other liens or encumbrances may be discharged by the Seller out of the purchase price on the Closing Date. Either party may extend the date upon which this sale will close by not more than ten (10) days if such delay is required by reasons beyond the control of the requesting party, such as illness, inclement weather or the inability of the closing agent to perform. Each party will cooperate with the other, at no charge, in causing this sale to fully comply with the Washington Condominium Act, RCW Chapter 64.32.

     5. Possession. Buyer shall have the exclusive right of possession of all of the Property as of the date of closing. Prior to closing, Buyer shall have the right to evaluate, test, survey and inspect the Property. Buyer shall restore any damage to the Property which is caused by such testing or inspections and shall bear the sole risk of personal injury and damage to Seller's property which are caused by such tests or inspections.

     6. Closing Costs and Prorations. Buyer shall pay the conveyance excise tax, one-half of the escrow agent's fees, the fees for recording Seller's deed, and such other costs and expenses as are commonly paid by the purchaser of real property in Chelan County, Washington. Seller shall pay the premium for an owner's policy of title insurance, one-half of the escrow agent's fees and its real estate broker's and agent's commissions, if any. Real estate taxes shall be prorated as of the date of closing.

     7. Payments and Notices. All notices which are given in connection with this option shall be in writing and delivered or sent by certified mail, return receipt requested, with postage prepaid. Notices given to the Seller shall be delivered or addressed to 430 Olds Station Road, Wenatchee, Washington 98801,
Attention: General Counsel, and notices given to the Buyer shall be delivered or addressed to the address listed below his signature on this agreement. The address for such notices may be changed by not less than fifteen (15) days' advance notice given by the means above described. Notices shall be deemed effective upon the date of delivery or two (2) calendar days following the date of the U.S. postmark thereon.

     8. Defaults and Remedies. If the Buyer exercises this option, but fails, without legal excuse, to close this transaction as and when required by this option, the Seller may terminate this agreement and all of the rights granted to the Buyer herein and Buyer shall pay Seller $500 as his sole and exclusive remedy. The parties acknowledge that this provision is intended to satisfy the requirements of RCW 64.04.005(1)(a); is not to be construed to be a limitation upon any right or remedy available to Seller in the event of any other default on the part of the Buyer under this or any other agreement; and does not affect the parties' rights to recover attorneys' fees in any action commenced with respect to this agreement.

        Parties' initials:

               NAG                    DAW
        -----------------      ----------------
        Seller's Initials      Buyer's Initials

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Any default by the Seller under this agreement which continues to the earlier of
(a) fifteen (15) days after the Buyer's written notice thereof, or (b) the Closing Date, shall enable the Buyer to terminate this agreement and recover his actual damages from the Seller.

     9. Attorneys' Fees. The prevailing party in any litigation concerning this option shall be entitled to be paid its court costs and reasonable attorneys' fees by the party against whom judgment is rendered, including such costs and fees as may be incurred on appeal.

     10. Assignments; Successors. This option is personal to the Buyer, and neither this option nor any interest therein may be assigned or otherwise transferred without the prior written consent of the Seller. Subject to the foregoing, this option shall bind Seller and Buyer and their respective successors, heirs, administrators and marital communities, if any.

     11. Entire Agreement. This option constitutes the entire agreement between Seller and Buyer with respect to Buyer's right and option to purchase the Property. This Agreement may not be modified except through a subsequent written agreement executed by Seller and Buyer. Upon either party's request, each party shall execute a recordable memorandum of this Agreement.

Seller:

PACIFIC AEROSPACE & ELECTRONICS,  INC.,
a Washington corporation


By   /s/ NICK A. GERDE
   ------------------------------------
Printed Name:  Nick A. Gerde
Title:  VP Finance & CFO



Buyer:


 /s/ DONALD A. WRIGHT
---------------------------------------
DONALD A. WRIGHT

Address:
430 Olds Station Road
Wenatchee, WA  98801



THIS AGREEMENT REQUIRES THE PARTIES TO INITIAL PARAGRAPH 8.

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